EXHIBIT 10.3

EXCLUSIVE MANUFACTURING AGREEMENT

This EXCLUSIVE MANUFACTURING AGREEMENT (this "Agreement") is made as of this 18th day of August 2007( "Effective Date"), by and between Harbrew Imports Limited, a Florida corporation, having offices at 102 Buffalo Ave. Freeport, NY 11520 ("Harbrew"), Fagema Sorrento Delizie Di De Luca Antonino and Scala Antonino an Italian corporation having its principal offices at Via Campangnano 2, 80067-Sorrento- (NA) Italia. ("Sorrento" or "Manufacturer").

Recitals:

A. Harbrew is in the business of importing and wholesaling Spirits, Wine and Beer;

B. Sorrento is in the business of the production and manufacturing of over twenty types of liquors, babba and chocolates;

C. Harbrew owns and/or possesses the right to produce and sell a limoncello product bearing the Trademark and Tradename, Danny DeVito's Premium Limoncello ("the Product").

D. In connection with the development and sale of the Product, Harbrew wishes to import and sell the Product from Sorrento, and to have Sorrento be the exclusive manufacturer of the Product for Harbrew, and Sorrento wishes to exclusively supply Harbrew with the Product pursuant to the terms set forth below;

Agreement:

In consideration of the premises and in further consideration of the mutual promises and undertakings herein contained, and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties hereto hereby agree as follows:

1. Appointment of Manufacturer. During the term of this Agreement, Sorrento shall manufacture the Product pursuant to specifications set forth in Section 2 below (the "Specifications") and use its commercially reasonable efforts to meet all of Harbrew's United States supply requirements for the Product, as well as all International markets at Harbrew's direction.

2. Packaging/Labeling Specifications.

a.	Sorrento shall manufacture the Product with the recipe provided for bottles of 750 ML each.

b.
Each bottle of the Product shall bear the Tradename and the brand name Danny Devito's Premium LimoncelloTM, or such other brand name and logo that Harbrew chooses to use in connection with the Product (the "Brandname").

3. Trade-dress (Package Design).

a.	Harbrew shall design the package utilizing a package design, layout and colors sothat customers will identify the product as a "Harbrew" product.

b.	At the end of this Agreement, neither Sorrento nor any of its licensees will utilize a package design and/or colors similar to the Harbrew design.

4. Delivery and Initial Order. Upon receipt of a purchase order from Harbrew, Sorrento shall ship the requested Product to the location and in the mariner set forth in such purchase order. The initial order shall be 500,000 finished pieces (each being a 750 ML bottle) divided into (2) orders of 250,000 each. The costs of shipping, including freight, insurance and other shipping expenses, as well as any special packing requests, shall be borne solely by Harbrew, and Harbrew shall provide Sorrento with appropriate courier charge numbers so that Harbrew can be billed directly for such shipping costs and/or promptly reimburse Sorrento for all shipping costs incurred by Sorrento on Harbrew' behalf upon the presentation by Sorrento to Harbrew of appropriate shipping receipts and documentation. Title and risk of loss shall pass to Harbrew at the time Sorrento delivers the Product, or makes available the Product for pick-up, to the courier designated by Harbrew. The total contract over the contract period will be for 10,000,000 bottles (Ten million bottles)

5. Fees. For each bottle of the Product purchased by Harbrew, Harbrew shall pay Sorrento its Manufacturing Cost (as defined below), which costs are set forth in Exhibit A hereto. Such payment will be due and payable by Harbrew within thirty (30) days of delivery of an invoice from Sorrento. Price is between $61.00 and $63.00 per case of 12 750m1 bottles.

6. Representations and Warranties of the Parties. Each party represents to the other that:

a.	it has the power, right and authority to enter into this agreement;

b.	that this Agreement has been duly authorized by all requisite corporate and partnership actions; and

c.	that it shall comply with all applicable laws, rules and regulations in performing its obligations under this Agreement.

7. Manufacturer's Assurances. Sorrento represents, warrants and/or agrees to each of the following:

a.	Sorrento warrants that it possesses the expertise, facilities and ability to professionally and successfully manufacture the Product:

b.
Sorrento shall manufacture and maintain sufficient stocks of the Products to satisfy the orders submitted by Harbrew. The Products shall be handled and stored in accordance with instructions provided by Harbrew.

c.
Sorrento acknowledges and agrees that this Agreement shall in no way be construed to provide to Sorrento any express or implied right or license to make or authorize any use, direct or indirect, of the Product or any variation thereof, for any purpose other than as specifically contemplated by this Agreement or to manufacture the Product, except as set forth herein.

d.
Sorrento hereby acknowledges and agrees that the Product and all of its related Intellectual Property embodies and constitutes valuable intellectual property rights of Harbrew, including, but not limited to, trademark rights and trade secrets, and that Harbrew now holds and shall retain all right, title, and interest in and to the Intellectual Property. Upon termination of this Agreement, Sorrento shall retain no rights of any nature with respect to the any of the Intellectual Property, shall immediately cease using the Tradename and Brandname and the use of the Tradename and Brandname shall remain with Harbrew. Sorrento agrees never to contest the rights of Harbrew in and to the Intellectual Property. Sorrento shall not at any time apply for the registration of any patent, trademark copyright or other designation that would affect the ownership of or rights of Harbrew in and to the Intellectual Property, nor shall it file any document with any governmental authority to take any action that would adversely affect the ownership of or rights of Harbrew in and to the Intellectual Property, or assist anyone else in doing so.

e.
Sorrento and Harbrew shall cooperate to ensure that third parties may not unlawfully infringe on or imitate the Intellectual Property or engage in any acts of unfair competition involving the Intellectual Property. Sorrento shall promptly notify Harbrew of any such infringements, imitations, or acts by third parties that come to its attention. Harbrew shall have the exclusive right, exercisable at its discretion and at its expense, to institute in its own name and/or Sorrento' name and to control all actions against third parties relating to the Intellectual Property. With respect to any such actions, Harbrew shall employ counsel of its own choice to direct the handling of the litigation and any settlement thereof. Harbrew shall be entitled to receive and retain all amounts awarded, if any, as damages, profits, or otherwise in connection with such suits. Sorrento shall not, without Harbrew's prior written consent, institute any suit or take any action on account of such infringements, imitations, or acts. Harbrew shall incur no liability to Sorrento by reason of Harbrew's failure or refusal to prosecute, or by Harbrew's refusal to permit Sorrento to prosecute, any alleged such infringements, imitations, or acts by third parties, nor by reason of any settlement to which Harbrew may agree.

f.
Sorrento shall not use the Trademark or any other trademark or service mark owned by Harbrew, or the Intellectual Property, other than as expressly permitted under this Agreement. Sorrento agrees that in utilizing the Trademark in its manufacturing of the Product, it will in no way represent that it has any right, title, or interest in or to the Intellectual Property other than those expressly granted under the terms of this Agreement.

g.
In connection with the sale of the Product and all other products in connection with which Sorrento utilizes the Trademark, Sorrento shall include all such notices of Harbrew's proprietary right, title, and interest in and to the Intellectual Property as Harbrew shall reasonably require.

h.
At any time and from time to time at the request of Harbrew, Sorrento shall execute and deliver to Harbrew or other parties designated by Harbrew, at no cost or expense to Sorrento, any new, additional, or confirmatory instruments and any other documents and perform all acts that may be necessary or desirable to protect or confirm Harbrew's right, title, and interest in and to the Intellectual Property.

8. Recall.

a.
In the event Harbrew shall be required or shall voluntarily decide to recall any Product distributed by Sorrento pursuant to this Agreement, then Sorrento shall fully cooperate with Harbrew in connection with the recall. If such recall is initiated because of the negligence or failure of Sorrento to comply with the terms of this Agreement, then Sorrento will credit Harbrew for the price invoiced by Sorrento for all Product returned and, in addition, Sorrento will reimburse Harbrew for all reasonable recall expenses in connection therewith. If such recall is initiated because of the negligence or failure of Harbrew to comply with the terms of this Agreement, then Harbrew will reimburse Sorrento for all reasonable recall expenses in connection therewith.

b.	Sorrento agrees to abide by all decisions of Harbrew to recall Product and both Parties shall fully cooperate with each other in the event of any recall of Product under this Agreement.

9. Product Warranties and Indemnification.

a.
Sorrento warrants that the Products shall meet the ingredient specifications contained on the label and conform to Harbrew's specifications for the Products when it leaves Sorrento's control. Sorrento makes no other warranties, either express or implied, including warranties of merchantability or of fitness for a particular use.

b.
Sorrento shall defend and indemnify Harbrew against all expenses, claims, demands, liabilities or money judgments, including recall, incurred by Harbrew arising from the negligence or fault of Sorrento or from Sorrento 's failure to comply with the terms of this Agreement, except to the extent that said expenses, claims, demands, liability or money judgments are caused by the negligence or fault on the part of Harbrew or Harbrew's failure to comply with the terms of this Agreement.

c.
Sorrento shall defend and indemnify Harbrew against all expenses, claims, demands, liabilities or money judgments, including recall, incurred by Harbrew arising from the negligence or fault of Sorrento or from Sorrento's failure to comply with the terms of this Agreement, except to the extent that said expenses, claims, demands, liability or money judgments are caused by the negligence or fault on the part of Harbrew or Harbrew's failure to comply with the terms of this Agreement.

10. Insurance. Each party shall maintain product liability insurance on the Product of at least S 1.000,000.00 and shall have the other party listed as an additional insured on such policies.

11. Term. term of this Agreement shall be5 years effective from the date set forth -above, and it shall automatically renew thereafter for additional, consecutive Five-year terms, unless either party gives the other party written notice that it does not want to renew the Agreement at least ninety (90) days prior to the end of the then current term

12. Termination. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated:

a.	by the non-breaching party immediately if the other party shall fail to perform any obligation under this Agreement and such failure is incapable of remedy;

b.
by the non-breaching party after thirty (30) days notice and opportunity to cure if the other party shall fail to perform any obligation under this Agreement, such failure is capable of remedy, and such failure continues unremedied after the expiration of such thirty (30) day period, provided that if Harbrew is in breach of any term of this Agreement, Sorrento shall be entitled to suspend the supply of the Product to Harbrew until Harbrew cures the breach;

c.
by a party immediately if the other party shall file any voluntary petition or similar proceeding under any bankruptcy act, institute any voluntary proceeding in any court to declare itself insolvent or unable to meet debts, make an assignment for the benefit of creditors, or consent to the appointment of a receiver for any of its property;

d.
by a party if the other party shall have filed against it any involuntary petition or similar proceeding under any bankruptcy act, have instituted against it any involuntary proceeding in any court to declare it insolvent or unable to meet debts, have all or substantially all of its property levied upon or attached by process of law, or have a receiver appointed for any of its property, and the same is not dismissed, vacated, set aside, or released within sixty (60) days thereafter; or

e.	by Sorrento should Harbrew (i) make any false misrepresentations regarding the Product, or (ii) conduct its business in an immoral or unprofessional manner which could result in liability to Sorrento.

13. Effect of Termination. Termination by either party shall not prejudice any remedy that either party may have, at law, in equity, or under this Agreement. If this Agreement is terminated for any reason, all amounts owed to Sorrento shall immediately come due and payable and shall thereafter accrue interest at the Default Rate until repaid in full.

14. Exclusivity; Non-Competition.

a.	During the term hereof, Sorrento shall not manufacture or sell the Product to anyone other than Harbrew, and Harbrew shall not purchasethe Product or related product from anyone other than Sorrento.

b.
Sorrento hereby covenants and agrees that during the term of this Agreement and for a period of one year following the end of this Agreement, Sorrento will not, without the prior written consent of Harbrew, directly or indirectly, on its own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, throu2h a subsidiary or parent entity or other entity (whether as a shareholder,. agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 14: (i) "Competing Business" means the manufacture or sale by or for itself or any other company or entity (whether or not organized for profit) that has, or is seeking to develop, one or more premium, band-name limoncello products and (ii) "Covered Area" means all geographical areas of the United States and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, Sorrento may own shares of companies whose securities are publicly trades, so long as such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

c.
Non-Solicitation. Sorrento further agrees that as long as the Agreement remains in effect and for a period of one (1) year from its termination, Sorrento will not divert any business of Harbrew and/or its affiliates or any customers or suppliers of Harbrew and/or Harbrew's and/or its affiliates' business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with Harbrew.

d.
Remedies. Sorrento acknowledges and agrees that its obligations provided herein are necessary and reasonable in order to protect Harbrew and its affiliates and their respective business and Sorrento expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by Sorrento of its covenants and agreements set forth herein. Accordingly, Sorrento agrees and acknowledges that any such violation or threatened violation of this Section 14 will cause irreparable injury to Harbrew and that, in addition to any other remedies that may be available, in law, in equity or otherwise, Harbrew and its affiliates shall be entitled to obtain injunctive relief against he threatened breach of this Section 14 or the continuation of any such breach by Sorrento without the necessity of proving actual damages.

15. Communication.

a.
Upon the execution of this Agreement, Harbrew shall provide Sorrento with a non-binding forecast of the supply of the Product that Harbrew anticipates that it will require for the rest of that calendar quarter. Thereafter, ten (10) days before the end of each subsequent quarter, Harbrew shall provide Sorrento with a non-binding forecast of the supply of the Product that Harbrew anticipates that it will require in the next calendar quarter.

b.	Harbrew shall make all of its orders with Purchase Orders in a form acceptable to Sorrento.

c.	Further, the parties agree to use and/or develop mutually acceptable electronic means to expedite communications between the parties wherever reasonably possible.

16. Indemnification/Limitation on Liability.

a. Sorrento shall indemnify, defend and hold Harbrew and its parents, subsidiaries, affiliates, officers, directors, employees, agents, and representatives (the "Harbrew Indemnified Parties") harmless from and against any and all claims, liabilities, demands, actions, causes of action, judgments, settlements, and expenses (including, but not limited to, reasonable attorneys' fees, costs, and expenses) ("Damages") arising out of or in connection with any (i) third-party claims based upon infringement of any United States patent, copyright, or other proprietary right by the Intellectual Property, excepting any Damages resulting from the intentionally wrongful or negligent acts of the Harbrew Indemnified Parties or (ii) third-party product-liability claim in which the death, personal injury, illness, property damage or other loss is conclusively determined to have resulted from the proper use of the Product manufactured by Sorrento and dispensed by a licensed veterinarian.

b. Harbrew shall indemnify, defend and hold Sorrento and its parents, subsidiaries, affiliates, officers, directors, employees, agents, and representatives (the "Sorrento Indemnified Parties") harmless from and against any and all claims, liabilities, demands, actions, causes of action, judgments, settlements, and expenses (including, but not limited to, reasonable attorneys' fees, costs, and expenses) ("Damages") arising out of or in connection with Harbrew' breach of any representation, warranty, covenant, or agreement made by Harbrew under or in connection with this Agreement or the failure of Harbrew to perform any of its covenants or agreements contained in this Agreement.

c. Upon obtaining knowledge thereof, the party to be indemnified (the "Indemnified Party") shall promptly notify the party which is required to provide indemnification (the "Indemnifying Party") in writing of any damage, claim, loss, liability or expense which the Indemnified Party has determined has given rise or could give rise to a claim under this Section 16 (such written notice being hereinafter referred to as a "Notice of Claim"). A Notice of Claim shall contain a brief description of the nature and estimated amount of any such claim giving rise to a right of indemnification. With respect to any claim or demand set forth in a Notice of Claim relating to a third-party claim, the Indemnifying Party shall have the power and right to defend, direct the defense, compromise and settle, in good faith and at its expense, any such claim or demand, and the Indemnified Party, at its sole expense, shall have the right to participate and shall cooperate in the defense of any such third-party claim. So long as the Indemnifying Party is defending in good faith any such third party claim, the Indemnified Party shall not settle or compromise such third party claim.

d. In no event shall either party be liable to the other or to any third party for any special, indirect, incidental, consequential, or punitive damages arising out of or in connection with this Agreement, the Product or the Intellectual Property, whether based on breach of contract, breach of warranty, tort (including negligence), or otherwise.

e. Except as otherwise provided herein, if the Product is found to be defective, Harbrew' sole remedy shall be the return and replacement of such Product, and the parties agree that under no circumstances shall Sorrento be liable for consequential, incidental, indirect, special, punitive or exemplary damages for loss of revenue, loss of business, loss of anticipated savings, or any other loss or damage arising for any reason whatsoever, and that its liability shall not exceed the price of the Product purchased under this Agreement.

17. Compliance With Laws. Both parties agree to comply with all laws and regulations and other requirements governing the performance of their activities under an agreement such as this.

18. Publicity. Except as required by law, neither Party shall make any public announcement in connection with the subject matter of this Agreement without the prior approval of the other Party.

19. Confidentiality. Each party agrees to hold in strict confidence, and not to disclose to any other person or to use in any manner, either before or after termination of this Agreement, any technical or business information, manufacturing technique, process, experimental work, trade secret, patent, or other confidential matter belonging to other party, including the Intellectual Property ("Confidential Property"), except as specifically permitted pursuant to the terms of this Agreement, and shall take all reasonable measures to maintain the confidentiality of such Confidential Information, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. Confidential Information shall include the terms of this Agreement.

20. Recitals. The parties agree that the recitals to this Agreement are true and accurate and hereby incorporate them into this Agreement.

21. Force Majeure. For the period and to the extent that a party hereto is disabled from fulfilling in whole or in part its obligations hereunder, where such disability arises by reason of an event of force mai cure (including, but not limited to, any law or government regulation, or any act of God, flood, war, terrorism, revolution, civil commotion, political disturbance, fire, explosion, or any other cause whatsoever over which such party has no control), such party shall be released from its obligations hereunder until the cessation of such disability. Notice of any such disability and cessation thereof shall forthwith be given by the party claiming the benefits thereof to the other. The provisions of this Article shall not be applicable to any obligation involving the payment of money.

22. Assignment. Neither this Agreement, nor any of the rights or interests of Sorrento or Harbrew hereunder, may be assigned, transferred or conveyed by operation of law or otherwise without the prior written consent of the other party; provided, however, that Harbrew may assign its rights and interest under this Agreement to any acquirer of Harbrew in any transaction that constitutes a Change of Control for Harbrew. A Change of Control shall mean the sale of substantially all of the assets of Harbrew, the sale of substantially all of the stock of Harbrew or the merger or consolidation of Harbrew with a third party in which Harbrew is not the surviving entity.

23. Relationship Of The Parties. The relationship established between Harbrew and Sorrento by this Agreement is that of a vendor to its vendee. Sorrento is not an agent of Harbrew and has no authority to bind Harbrew, transact any business in Harbrew's name or on its behalf in any manner, or make any promises or representations on behalf of Harbrew. Sorrento agrees to represent itself only as an independent business who is an "authorized Harbrew Manufacturer." The employees and agents of Sorrento are NOT for any purpose the employee or agents of Harbrew.

24. Successors and Assigns. Subject to Section 22 above, this Agreement shall be binding upon, and shall inure to the benefit of, each of the parties hereto and their respective permitted successors and assigns.

25. Survival of Rights of Parties. The termination of this Agreement shall not release either party from any liability, obligation, or agreement which, pursuant to any provision of this Agreement. is to survive or be performed after such expiration or termination.

26. Notices. All notices or other con-ununications pursuant to this Agreement shall be in writing and shall be deemed valid and sufficient if delivered by personal service or overnight courier or dispatched by registered mail, postage prepaid, in any post office, or if dispatched by telefax, promptly confirmed by letter dispatched as above provided, to the parties at the addresses as set forth above. A party hereto may change its address by notice to the other in the manner set forth above. Notices and other communications rendered as herein provided shall be deemed to have been given on the day on which personally served or sent by telefax or, if sent by overnight courier, on the second (2nd) day after being posted, or if sent by registered mail, on the fifth (5th) day after being posted, or in either case the date of actual receipt, whichever date is the earlier.

27. Partial Invalidity. If any term, covenant or provision contained herein shall be invalid or illegal, such invalidity or illegality shall not impair, invalidate or nullify the other provisions of this Agreement.

28. Jurisdiction/Choice of Law. This Agreement shall be governed by, interpreted and construed, and all claims and disputes, whether in tort, contract or otherwise be resolved in accordance with the substantive laws of the State of New York, United States of America, without reference to any rules of conflict of laws. In the event of any controversy or claim arising out of or relating to this Agreement, performance hereunder, termination hereof, or relationship created hereby, each Party irrevocably submits to the exclusive jurisdiction of the courts of the Supreme Court of the State of New York and the U.S. District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or transactions contemplated hereby. Each Party irrevocably and unconditionally waives any objection to the laying of venue in the courts of New York as stated above and that any such action was brought in an inconvenient forum. Notwithstanding the foregoing, in the event of a threatened disclosure in violation of this Agreement, Harbrew shall have the right to seek injunctive relief from any competent court in the jurisdiction where the disclosure is threatened to prevent such disclosure pending resolution of the merits of the dispute.

29. Subject Headings. The subject headings on this Agreement have been placed thereon for the convenience of the parties and shall not be considered in any question of interpretation or construction of this Agreement.

30. Complete Agreement, Waivers, And Amendments. This Agreement, in combination with the Secrecy Agreement previously signed by the parties and the purchase orders and invoices issued pursuant hereto, constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes and replaces all prior or contemporaneous agreements, written or oral, between the parties regarding such subject matter. The failure of either party to enforce at any time or for any period of time any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce such provision. In addition, no terms or provisions of this Agreement may be changed, waived, discharged, or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such change, waiver, discharge, or termination is sought. Harbrew and Sorrento agree to renegotiate in good faith any provision of, or addition to, this Agreement.

31. Further Assurances. From and after the date hereof the parties agree to take or cause to be taken such further action and executed, deliver and file such further documents and instruments as the other party may reasonably request from time to time to effectuate the intent and purposes of this Agreement.

32. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts when taken together shall constitute but one and the same instrument.

33.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

Fagema Sorrento Delizie Di De Luca Antonio

By:	/s/ Tonino Scala
Name: Tonino Scala
Title: Administrator

By:	/s/ Tonino Scala
Name: Tonino Scala
Title: Director Production

Hebrew Imports, Ltd.

By:	/s/ Richard DeCicco
Name: Richard DeCicco
Title: President

EXHIBIT A

Price per 9 liter case $61.00 - $63.00 USD per case FOB Port of Napoli or a port mutually agreed upon by Fagema and Harbrew at time of shipping.